Exhibit 11
- - ----------

                               MARCAM CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (In Thousands, Except Per Share Data)
                                  (Unaudited)

                                        Three Months Ended    Six Months Ended
                                             March 31,          March 31,
                                          1996      1995      1996     1995
                                          ----      ----      ----     ----
NET INCOME (LOSS)                      $(10,759)  $   346  $( 13,609)  $  (559)
                                       ========   =======  =========   =======

PRIMARY EARNINGS PER SHARE
- - --------------------------
  Weighted average common shares
     outstanding                         11,407    11,198     11,358    11,173
  Dilutive common equivalent shares           -       182          -       146
                                       --------   -------  ---------   -------
                                         11,407    11,380     11,358    11,319
                                       ========   =======  =========   =======

Net income (loss) per share            $  (0.94)  $  0.03  $   (1.20)  $ (0.05)
                                       ========   =======  =========   =======

FULLY DILUTED EARNINGS PER SHARE
- - --------------------------------
  Weighted average common shares
     outstanding                         11,407    11,198     11,358    11,173
  Dilutive common equivalent shares           -       290          -       287
                                       --------   -------  ---------   -------
                                         11,407    11,488     11,358    11,460
                                       ========   =======  =========   =======

Net income (loss) per share            $  (0.94)  $  0.03  $   (1.20)  $ (0.05)
                                       ========   =======  =========   =======


  The calculation of income (loss) per share is based on the weighted average shares outstanding in the three- and six-months ended March 31, 1996 and 1995. Dilutive stock options, warrants and convertible preferred stock assumed converted are based on the treasury stock method using average market price in calculating primary earnings per share, and the higher of the end of the period or average market price in computing fully diluted earnings per share.